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                          EXHIBIT 10.29

                       FRONTIER CORPORATION

                     MANAGEMENT PENSION PLAN

               Amendment No. 1 to 1995 Restatement


     Pursuant to Article XI, the Plan is amended, effective
December 31, 1995, as follows:

     1.   The following new Article XVI is added after Article
XV:

                           ARTICLE XVI
                     Freeze of Plan Benefits

               Except for effective dates otherwise noted below, the Plan is frozen, effective as of December 31, 1996, pursuant to the following terms and conditions:

               Eligibility: No person not already a Participant on December 31, 1995, shall be eligible to commence participation in the Plan, provided that persons may become Participants through the merger of other frozen plans of Affiliated Companies into this Plan.

               Benefits Freeze:  All Accrued Benefits under the
               Plan shall be frozen as of December 31, 1996, and no further Plan benefits shall accrue after this date.

               Post-Freeze Service: No service with the Employer or any Affiliated Company after December 31, 1996 shall be taken into account under this Plan for the purpose of calculating the amount of a person's Accrued Benefit but shall be taken into account for purposes of determining eligibility for benefits.

               Vesting: All Accrued Benefits on and after August 16, 1995 shall become or shall remain 100 percent vested.
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               Compensation Definition:  Effective with respect
               to all Participants on the active payroll (or on the inactive payroll but receiving benefits under the Employer's Long Term Disability Benefit Plan) on or after August 16, 1995, the definition of "Compensation" in Section 2.11 shall be revised by replacing the first paragraph in this provision with the following:

                    "Compensation" means the total W-2 income paid by the Employer to an Employee during a Plan Year plus amounts contributed to the Employer's Tel Flex Plan and its Employees' Retirement Savings Plan during a Plan Year on behalf of an Employee pursuant to a salary reduction agreement. Compensation does not include contributions made to this Plan or to any other plan of deferred compensation (other than ERSP) nor does it include an Employee's compensation in excess of $150,000 (adjusted for cost of living increases under the Code) per year.

               Average Compensation Definition: Effective with respect to all Participants on the active payroll (or on the inactive payroll but receiving benefits under the Employer's Long Term Disability Benefit
               Plan) on or after August 16, 1995, the benefit formula in Section 4.1 shall be applied to compute average compensation on a three year basis by replacing the word "five" with the word "three" each place the former word appears in Section 4.1.

               20% Benefit Increase:  Each Plan Participant who
               is on the active payroll (or on the inactive
               payroll but receiving benefits under the
               Employer's Long Term Disability Benefit Plan) on
               or after August 16, 1995, who has five or more Years of Service under this Plan upon the earlier of (1) termination of employment or (2) December 31, 1996, shall have his or her Accrued Benefit at the earlier of (1) termination of employment or
               (2) December 31, 1996 increased by 20 percent. For this purpose, an eligible Participant's Accrued Benefit shall include the 3 year average and compensation changes described above.
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               Eligibility for Retirement Benefits:  For purposes
               of determining whether a Participant has met the age and service requirements for unreduced and reduced early retirement benefits, the age requirements and the service requirements shall be reduced by three for each Participant on the active payroll (or on the inactive payroll but receiving benefits under the Employer's Long Term Disability Benefit Plan) on or after August 16, 1995. For example, if an unreduced benefit is normally available for Participants who have reached age 55 and have 20 Years of Service, under this enhancement, the requirement shall be reduced to age 52 with 17 years of service.

               Death Benefits:  The ancillary death benefit under
               Section 7.4 is eliminated December 31, 1996 except for the death of pensioners who retire on or prior to December 31, 1996.

               Preservation of Accrued Benefits: None of the above changes shall diminish or eliminate a Participant's Accrued Benefit in effect immediately prior to December 31, 1995. For this purpose, the Plan's death benefit is not part of a Participant's Accrued Benefit.

               Other: Except as modified above, the Plan shall remain in effect, shall be administered according to its terms and shall pay benefits as they become due.

     2. Effective December 31, 1995, Article V is amended by adding at the end thereof the following new Section 5.20:

Benefit             SECTION 5.20   Except for a person receiving
Supplement          a deferred vested benefit or a contingent
for Retirees        annuitant of such person, a Participant who
                    retired prior to January 1, 1994 shall have his or her monthly benefit increased by $50 per month and a contingent annuitant of a Participant who retired prior to January 1, 1994 shall have his or her monthly benefit increased by $25 per month. This increase in the monthly benefit shall be effective with the first benefit payment due after December
                    31, 1995 and shall continue for as long as the recipient is entitled to receive Plan benefits.

     3. Effective as of December 31, 1995, the Frontier Communications of Minnesota, Inc. Retirement Pension Plan (the "Minnesota Plan") shall be merged into this Plan (the pre-merger portion of this Plan is herein referred to as the "Rochester Plan") pursuant to the following terms and conditions (the merged Plan is hereinafter referred to as "the merged Plan")

          - the merged assets and liabilities of the Minnesota Plan and the Rochester Plan (together with assets of related plans that now constitute a single plan under Code section 414(1) with respect to the Minnesota and Rochester Plans) shall, as of December 31, 1995, constitute a single "plan" as this term is defined in Code section 414(1). All assets of the merged Plan shall be available at all times to pay benefits on an ongoing basis to participants covered by the merged Plan;

          - the Rochester Plan and the Minnesota Plan shall continue to be maintained pursuant to separate plan documents, i.e., a participant's eligibility, vesting, benefits and other matters will all be determined by reference to the separate plan documents governing such participant;

          - the merged Plan shall be administered by the Employees' Benefit Committee of the Rochester Plan provided that administrative responsibilities relating to participants in the Minnesota Plan may be delegated to the plan administrator of the Minnesota Plan:

          - each participant in the merged Plan shall (if the merged Plan then terminated) receive a benefit immediately after the merger which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger (if the constituent plan then terminated).

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        IN WITNESS WHEREOF, the Employer has caused its duly
authorized officer to execute this amendment on its behalf this 14th day of December 1995.


                              FRONTIER CORPORATION

                                  /s/ Barbara J. LaVerdi
                              By ------------------------
                                   Barbara J. LaVerdi
                              Its: Assistant Secretary